Exhibit 99.1

Contact:     Steve West, Vice President of Investor Relations
    (Steve.West@panerabread.com)

Panera Bread Company Reports Q4 2016 Results and Progress on Strategic Initiatives

St. Louis, MO, February 7, 2017 - Panera Bread Company (Nasdaq: PNRA) today reported financial results for fiscal Q4 2016 and full year fiscal 2016.

Operating Highlights
- Panera 2.0 constructively completed in Company-owned bakery-cafes
- Delivery now available in 15% of system-wide bakery-cafes
- Digital sales now at 24% of total sales in Company-owned bakery-cafes
- Entire U.S. food menu and portfolio of Panera at Home products now 100% clean
- MyPanera® customer loyalty program reaches 25 million users

Fiscal Q4 2016 and Full Year Fiscal 2016 Financial Highlights
- Q4 2016 Company-owned comparable net bakery-cafe sales up 3.0%, up 6.6% on a two-year basis
- Q4 2016 Company-owned comp sales outperform Black Box all-industry composite by 540 basis points
- Q4 2016 GAAP Diluted EPS of $1.92, up 10%
- Q4 2016 Non-GAAP Diluted EPS of $2.05, up 9%
- Full Year Fiscal 2016 GAAP Diluted EPS of $6.18, up 7%
- Full Year Fiscal 2016 Non-GAAP Diluted EPS of $6.74, up 9%

Initial Full Year 2017 Outlook And Capital Structure Update
- FY 2017 Non-GAAP Diluted EPS target set at $7.45 to $7.70, growth of up 11% to 14%
- FY 2017 Company-owned comp net bakery-cafe sales growth target set at 3.5% to 4.5%
- Delivery targeted to be available in 30% to 40% of system-wide bakery-cafes in 2017
- Company secured new 5-year $200M term loan

Comment by Chairman and CEO
Ron Shaich, Chairman and CEO, commented, “The power of our multi-year strategic plan and the impact of our initiatives to transform Panera into a better competitive alternative with expanded runways for growth becomes ever-more clear with each passing quarter. In 2016, company comparable-store sales rose 4.2%, and our two-year comps were up 7.2%. What’s more, we again took market share in 2016 as our company comps outperformed the Black Box all-industry composite by 530 basis points. As well, we notched a new record for new cafe average weekly sales as sales reached $49,745 in new company cafes. Most importantly, our year-over-year growth in non-GAAP EPS was up 9% in 2016, which is further evidence that we have reached an inflection point in our transformation.”

Shaich continued, "With peak investments and significant scale behind us, we are now focused on completing the rollout of our initiatives and reaping the benefits. Because of the strength of our initiatives, we are confident our efforts will translate into market share gains and sustainable double-digit earnings growth. Specifically, in 2017 we expect our results to again improve as we are today announcing a comp target of 3.5% to 4.5% and a non-GAAP EPS growth target of 11% to 14%."

Detailed Review

Net income and EPS

GAAP diluted EPS for fiscal Q4 2016 was $1.92 per diluted share on net income of $44 million, or up 10% compared to GAAP diluted EPS for fiscal Q4 2015 of $1.74 per diluted share on net income of $43 million.

Non-GAAP diluted EPS was $2.05 for fiscal Q4 2016 and $1.88 for fiscal Q4 2015, up 9% (see table below). A reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures is attached to this release as Schedule IV.

GAAP diluted EPS for full year fiscal 2016 was $6.18 per diluted share, or up 7% compared to GAAP diluted EPS for full year fiscal 2015 of $5.79 per diluted share.

As outlined in Schedule IV, non-GAAP diluted EPS was $6.74 for full year fiscal 2016 and $6.21 for full year fiscal 2015, up 9%. A reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures is attached to this release as Schedule IV.

The Company's fiscal Q4 2016 and full year fiscal 2016 consolidated statements of income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of income (in thousands, except per share data and percentages), including GAAP net income and diluted EPS and non-GAAP net income and diluted EPS:

	For the 13 Weeks Ended		Percentage Change
	December 27, 2016	December 29, 2015

Total revenue	$727,106	$691,765	5%

Net income, as reported (GAAP)	$44,010	$43,160	2%
Refranchising loss	—	5,376
Amount reserved for a legal matter	4,450	—
Tax impact of adjustments	(1,526)	(1,969)
Net income, excluding certain items (non-GAAP)	$46,934	$46,567	1%

Diluted EPS, as reported	$1.92	$1.74	10%
Refranchising loss	—	0.22
Amount reserved for a legal matter	0.20	—
Tax impact of adjustments	(0.07)	(0.08)
Diluted EPS, excluding certain items (non-GAAP)	$2.05	$1.88	9%

Shares used in diluted EPS	22,916	24,786	-8%

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q4 2016, Company-owned comparable net bakery-cafe sales increased 3.0%, franchise-operated comparable net bakery-cafe sales decreased 1.4%, and system-wide comparable net bakery-cafe sales increased 0.7% compared to the same period in fiscal 2015. Two-year Company-owned comparable net bakery-cafe sales increased 6.6%, two-year franchise-operated comparable net bakery-cafe sales decreased 0.3%, and two-year system-wide comparable net bakery-cafe sales increased 3.0%.

The following table sets forth disaggregated Company-owned comparable net bakery-cafe sales using both the Omni-Channel View and Historical View:

	Components of fiscal Q4 2016 Company-Owned Comparable Net Bakery-Cafe Sales
	Omni-Channel View	Historical View
Price	1.8%	1.8%
Transactions	N/A	-0.7%
Entrées	1.0%	N/A
Mix	0.2%	1.9%
Company-Owned Comparable Net-Bakery-Cafe Sales	3.0%	3.0%

The Company believes the Omni-Channel View better serves investors as its business is undergoing a structural change in mix. Digitally enabled, larger party-size channels, such as delivery, catering, and Rapid Pick-Up have larger checks and more entrées per transaction and are growing disproportionately quicker.

For full year fiscal 2016, Company-owned comparable net bakery-cafe sales increased 4.2%, franchise-operated comparable net bakery-cafe sales increased 0.7%, and system-wide comparable net bakery-cafe sales increased 2.4% compared to fiscal 2015. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Bakery-Cafe Margin

Bakery-cafe margin for fiscal Q4 2016 improved by approximately 10 basis points versus fiscal Q4 2015. The improvement was primarily driven by lower food cost due to improved leverage from higher comparable net bakery-cafe sales and benign food cost inflation, accompanied by success in our intensive margin improvement initiatives, partially offset by structural wage increases and costs related to the startup and transition expenses associated with the Company's strategic initiatives.

Bakery-cafe margin for full year fiscal 2016 improved by approximately 40 basis points versus full year fiscal 2015.

Operating Margin

GAAP operating margin for fiscal Q4 2016 declined approximately 40 basis points versus fiscal Q4 2015. As outlined in Schedule IV, non-GAAP operating margin for fiscal Q4 2016 decreased approximately 60 basis points versus fiscal Q4 2015. The decrease in non-GAAP operating margin was primarily the result of a year-over-year increase in general and administrative expenses reflecting higher incentive compensation due to improved year-over-year Company performance and an increase in depreciation and amortization related to the Company's investment in technology and growth initiatives.

GAAP operating margin for full year fiscal 2016 declined approximately 40 basis points versus full year fiscal 2015. As outlined in Schedule IV, non-GAAP operating margin for full year fiscal 2016 also declined approximately 40 basis points.

New Bakery-Cafe Development and AWS

During fiscal Q4 2016, the Company opened 11 new bakery-cafes and its franchisees opened 15 new bakery-cafes. During full year fiscal 2016, the Company and its franchisees opened 93 new bakery-cafes (48 Company-owned and 45 franchise-operated). As a result, there were 2,036 bakery-cafes open system-wide as of December 27, 2016.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of September 27, 2016	903	1,121	2,024
Bakery-cafes opened	11	15	26
Bakery-cafes closed	(12)	(2)	(14)
Bakery-cafes as of December 27, 2016	902	1,134	2,036

Average weekly sales (“AWS”) for Company-owned "Class of 2016" bakery-cafes for full year fiscal 2016 was a record $49,745. AWS for franchise-operated "Class of 2016" bakery-cafes for full year fiscal 2016 was $44,982.

A schedule of fiscal Q4 2016 and full year fiscal 2016 AWS, including AWS information for bakery-cafes based on their designation as either a traditional or non-traditional bakery-cafe, is attached to this release as Schedule II. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories with a range of different formats.

Share Repurchase

During fiscal Q4 2016, the Company repurchased 417,692 shares at an average price of $199.44 per share for an aggregate purchase price of approximately $83.3 million. During full year fiscal 2016, the Company repurchased a total of 1,815,432 shares at an average price of $204.46 per share for an aggregate purchase price of approximately $371.2 million. The Company has approximately $397.7 million available under the current $600 million repurchase authorization as of fiscal Q4 2016.

Debt Financing

On February 1, 2017, the Company secured a $200 million term loan. This term loan is incremental to the Company's $100 million and $300 million term loans due June 11, 2019 and July 16, 2020, respectively. To hedge exposure to variability in cash flows due to the impact of changes in interest rates on the $200 million term loan, the Company entered into forward-starting interest rate swaps with total initial notional value of $200 million. Considering the interest rate swaps, the combined effective rate of the $200 million term loan is expected to average approximately 3% over the life of the loan.

Initial Full Year 2017 Outlook

Non-GAAP Diluted EPS

The Company is targeting full year fiscal 2017 non-GAAP diluted earnings per share of $7.45 to $7.70, up 11% to 14%, when compared to non-GAAP diluted earnings per share for full year fiscal 2016, as outlined in Schedule IV.

The full year fiscal 2017 diluted earnings per share target range is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is targeting Company-owned comparable net bakery-cafe sales growth for fiscal 2017 of 3.5% to 4.5%.

Non-GAAP Operating Margin

The Company's fiscal 2017 non-GAAP diluted earnings per share target range assumes non-GAAP operating margin will be flat to up 50 basis points when compared to fiscal 2016.

New Bakery-Cafe Development and AWS

The Company's fiscal 2017 new bakery-cafe target is 70 to 80 system-wide bakery-cafe openings and the average weekly net sales performance target for new Company-owned bakery-cafes is $47,000 to $49,000. The Company further expects to relocate 15 to 20 system-wide bakery-cafes, which is not included in the new bakery-cafe target.

Statement Regarding Non-GAAP Forward-Looking Information

This news release presents a non-GAAP diluted earnings per share growth target range and non-GAAP operating margin growth target range for fiscal 2017, which are financial measures not calculated in accordance with GAAP. The Company excludes certain unusual or infrequent items from non-GAAP diluted earnings per share and operating margin, such as refranchising charges. A reconciliation of non-GAAP diluted earnings per share and non-GAAP operating margin to the most comparable GAAP financial measures on a forward-looking basis is not available without unreasonable effort due to the uncertainty and variability of the nature and amount of these future charges and costs.

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, February 8, 2017, to discuss the fiscal Q4 2016 results and the full year targets and business outlook for fiscal 2017. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

30 years ago, at a time when quick service meant low quality, Panera set out to challenge this expectation. We believed that food that was good and that you could feel good about, served in a warm and welcoming environment by people who cared, could bring out the best in all of us. To us, that is food as it should be and that is why we exist.

So we began with a simple commitment: to bake fresh bread from fresh dough in every bakery-cafe, every day. No artificial preservatives or short cuts, just bakers with simple ingredients and hot ovens. Each night, any unsold bread and baked goods were shared with neighbors in need.

These traditions carry on today, as we have continued to find ways to be an ally to our guests. That means crafting a menu of soups, salads and sandwiches that we are proud to feed our families. Like poultry and pork raised without antibiotics on our salads and sandwiches. A commitment to transparency and options that empower our guests to eat the way they want. Seasonal flavors and whole grains. And a commitment to removing artificial additives (flavors, colors, sweeteners and preservatives) from the food in our bakery-cafes. Why? Because we think that simpler is better and we believe in serving food as it should be. Because when you don’t have to compromise to eat well, all that is left is the joy of eating.

We’re also focused on improving quality and convenience. With investments in technology and operations, we now offer new ways to enjoy your Panera favorites - like mobile ordering and Rapid Pick-Up for to-go orders - all designed to make things easier for our guests. As of December 27, 2016, there were 2,036 bakery-cafes in 46 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Cafe® names. For more information, visit panerabread.com or find us on Twitter (@panerabread), Facebook (facebook.com/panerabread) or Instagram (@panerabread).

Forward-Looking Statements

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, expressed or implied, regarding our anticipated growth, operating results, future earnings per share, plans, objectives, the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, our intention to repurchase shares from time to time under the share repurchase program and our refranchising activities, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2015 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	December 27, 2016	December 29, 2015
Revenues:
Bakery-cafe sales, net	$632,443	$602,330
Franchise royalties and fees	41,192	39,611
Fresh dough and other product sales to franchisees	53,471	49,824
Total revenues	$727,106	$691,765
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$179,567	$180,221
Labor	207,460	192,884
Occupancy	42,176	40,915
Other operating expenses	91,398	82,485
Total bakery-cafe expenses	520,601	496,505
Fresh dough and other product cost of sales to franchisees	45,009	42,545
Depreciation and amortization	40,282	35,231
General and administrative expenses (1)	49,219	39,389
Pre-opening expenses	1,315	2,836
Refranchising loss	—	5,376
Total costs and expenses	656,426	621,882
Operating profit	70,680	69,883
Interest expense	2,825	1,564
Other (income) expense, net	1,106	244
Income before income taxes	66,749	68,075
Income taxes	22,972	24,932
Net income	43,777	43,143
Less: Net loss attributable to noncontrolling interest	(233)	(17)
Net income attributable to Panera Bread Company	$44,010	$43,160

Earnings per common share:
Basic	$1.93	$1.75
Diluted	$1.92	$1.74
Weighted average shares of common and common equivalent shares outstanding:
Basic	22,820	24,703
Diluted	22,916	24,786

(1) General and administrative expenses for fiscal Q4 2016 includes a $4.5 million reserve for a legal matter. Refer to Schedule IV for a reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 52 Weeks Ended
	December 27, 2016	December 29, 2015
Revenues:
Bakery-cafe sales, net	$2,433,945	$2,358,794
Franchise royalties and fees	155,271	138,563
Fresh dough and other product sales to franchisees	206,149	184,223
Total revenues	$2,795,365	$2,681,580
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$709,251	$715,502
Labor	790,238	754,646
Occupancy	167,717	169,998
Other operating expenses	359,609	334,635
Total bakery-cafe expenses	2,026,815	1,974,781
Fresh dough and other product cost of sales to franchisees	178,585	160,706
Depreciation and amortization	154,355	135,398
General and administrative expenses (1)	179,876	142,904
Pre-opening expenses	6,899	9,089
Refranchising loss	9,072	17,108
Total costs and expenses	2,555,602	2,439,986
Operating profit	239,763	241,594
Interest expense	8,884	3,830
Other (income) expense, net	1,380	1,192
Income before income taxes	229,499	236,572
Income taxes	84,258	87,247
Net income	145,241	149,325
Less: Net loss attributable to noncontrolling interest	(333)	(17)
Net income attributable to Panera Bread Company	$145,574	$149,342

Earnings per common share:
Basic	$6.21	$5.81
Diluted	$6.18	$5.79
Weighted average shares of common and common equivalent shares outstanding:
Basic	23,444	25,685
Diluted	23,565	25,788

(1) General and administrative expenses for full year fiscal 2016 includes $7.7 million of reserves for certain legal matters. Refer to Schedule IV for a reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	December 27, 2016	December 29, 2015
Revenues:
Bakery-cafe sales, net	87.0%	87.1%
Franchise royalties and fees	5.7	5.7
Fresh dough and other product sales to franchisees	7.4	7.2
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.4%	29.9%
Labor	32.8	32.0
Occupancy	6.7	6.8
Other operating expenses	14.5	13.7
Total bakery-cafe expenses	82.3	82.4
Fresh dough and other product cost of sales to franchisees (2)	84.2	85.4
Depreciation and amortization	5.5	5.1
General and administrative expenses (3)	6.8	5.7
Pre-opening expenses	0.2	0.4
Refranchising loss	—	0.8
Total costs and expenses	90.3	89.9
Operating profit	9.7	10.1
Interest expense	0.4	0.2
Other (income) expense, net	0.2	—
Income before income taxes	9.2	9.8
Income taxes	3.2	3.6
Net income	6.0	6.2
Less: Net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	6.1%	6.2%

(1)	As a percentage of net bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.
(3) General and administrative expenses for fiscal Q4 2016 includes 60 basis points of unfavorability due to a reserve for a legal matter. Refer to Schedule IV for a reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of income for the period indicated. Percentages may not add due to rounding:

	For the 52 Weeks Ended
	December 27, 2016	December 29, 2015
Revenues:
Bakery-cafe sales, net	87.1%	88.0%
Franchise royalties and fees	5.6	5.2
Fresh dough and other product sales to franchisees	7.4	6.9
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.1%	30.3%
Labor	32.5	32.0
Occupancy	6.9	7.2
Other operating expenses	14.8	14.2
Total bakery-cafe expenses	83.3	83.7
Fresh dough and other product cost of sales to franchisees (2)	86.6	87.2
Depreciation and amortization	5.5	5.0
General and administrative expenses (3)	6.4	5.3
Pre-opening expenses	0.2	0.3
Refranchising loss	0.3	0.6
Total costs and expenses	91.4	91.0
Operating profit	8.6	9.0
Interest expense	0.3	0.1
Other (income) expense, net	—	—
Income before income taxes	8.2	8.8
Income taxes	3.0	3.3
Net income	5.2	5.6
Less: Net loss attributable to noncontrolling interest	—	—
Net income attributable to Panera Bread Company	5.2%	5.6%

(1)	As a percentage of net bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.
(3) General and administrative expenses for full year fiscal 2016 includes 30 basis points of unfavorability due to reserves for certain legal matters. Refer to Schedule IV for a reconciliation of GAAP and non-GAAP information and the reasons why the Company uses non-GAAP financial measures.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	Company-Owned Average Weekly Sales ("AWS")
	Q1	Q2	Q3	Q4	FY
2016	$50,550	$51,244	$50,197	$53,688	$51,416
2015	$47,478	$49,054	$48,364	$51,545	$49,090
2014	$47,142	$48,313	$46,936	$50,002	$48,114
2013	$47,144	$48,700	$46,239	$48,781	$47,741
2012	$45,426	$47,113	$45,894	$48,811	$46,836

	Franchise-Operated AWS
	Q1	Q2	Q3	Q4	FY
2016	$48,206	$48,040	$46,786	$48,715	$47,938
2015	$46,614	$47,680	$46,734	$49,541	$47,680
2014	$46,717	$47,290	$45,881	$48,934	$47,215
2013	$46,800	$47,750	$45,769	$47,919	$47,079
2012	$45,714	$46,289	$45,692	$48,360	$46,526

	Traditional and Non-Traditional AWS [a]
	Company-Owned		Franchise-Operated
	2016 Opens	2015 Opens	2016 Opens	2015 Opens
Traditional Bakery-Cafes	44	43	42	51
Non-Traditional Bakery-Cafes	4	14	3	4
Traditional AWS	$49,798	$49,222	$45,264	$49,710
Non-Traditional AWS	$49,317	$35,872	$40,436	$36,257
Total	$49,745	$45,357	$44,982	$48,711

[a] Represents year-to-date bakery-cafe openings and AWS for fiscal 2016 and fiscal 2015. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units. Because the non-traditional bakery-cafe designation covers various formats and the formats of non-traditional bakery-cafe openings may vary from period-to-period, comparing AWS for non-traditional bakery-cafes on a year-over-year basis may not be meaningful.

	Bakery-Cafe Openings (excluding acquisitions) [b]
	Company	Franchise	Total		Company	Franchise	Total
Q1 16	17	13	30	Q1 15	11	14	25
Q2 16	9	8	17	Q2 15	18	12	30
Q3 16	11	9	20	Q3 15	10	14	24
Q4 16	11	15	26	Q4 15	18	15	33
2016 YTD	48	45	93	2015 YTD	57	55	112

[b] Bakery-cafe openings presented above exclude the opening of delivery hubs.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information comparing fiscal 2016 to comparable periods in the prior year:

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 52 Weeks Ended
	October 25, 2016	November 29, 2016	December 27, 2016	December 27, 2016	December 27, 2016
Company-owned	3.3%	2.0%	4.0%	3.0%	4.2%
Franchise-operated	-1.3%	-2.2%	-0.6%	-1.4%	0.7%
System-wide	0.9%	-0.2%	1.6%	0.7%	2.4%

Historically, the Company has disaggregated comparable net bakery-cafe sales growth into change in transactions and change in average check, with change in average check further disaggregated into change in price and change in mix. We refer to this disaggregation method as the “Historical View.” However, the Company does not believe this view serves investors well as its business is undergoing structural change in channel mix. Digitally enabled, larger-party sized channels, such as delivery, catering, and Rapid Pick-Up have larger checks and more entrées per transaction and are growing disproportionately quicker.

To ease the confusion, and to reflect the growth of digitally-enabled, larger party-size channels, the Company also disaggregates comparable net bakery-cafe sales growth into change in price, change in entrées sold (a measure of customers served), and change in mix. We refer to this disaggregation method as the “Omni-Channel View.”

The following table reports quarterly Company-owned comparable net bakery-cafe sales disaggregated using the Historical View and the Omni-Channel View since Q1 2015:

	2015					2016
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Comparable Net-Bakery-Cafe Sales	1.5%	2.4%	3.8%	3.6%	3.0%	6.2%	4.2%	3.4%	3.0%	4.2%

Historical View
Transactions	0.1%	1.1%	1.0%	1.1%	0.8%	2.4%	0.4%	-1.5%	-0.7%	0.1%
Price	1.3%	2.0%	2.1%	2.0%	1.9%	2.9%	2.2%	2.4%	1.8%	2.3%
Mix	0.1%	-0.7%	0.7%	0.5%	0.3%	0.9%	1.6%	2.5%	1.9%	1.8%

Omni-Channel View
Entree Growth	1.5%	0.8%	1.2%	1.7%	1.3%	4.2%	2.4%	0.9%	1.0%	2.0%
Price	1.3%	2.0%	2.1%	2.0%	1.9%	2.9%	2.2%	2.4%	1.8%	2.3%
Mix	-1.3%	-0.4%	0.5%	-0.1%	-0.2%	-0.9%	-0.4%	0.1%	0.2%	-0.1%

Schedule IV

PANERA BREAD COMPANY
Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

The Company uses non-GAAP diluted earnings per share and non-GAAP operating margin as key performance measures of results of operations for purposes of evaluating performance internally.  These non-GAAP financial measures are not intended to replace the presentation of its financial results in accordance with GAAP and should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in this press release. Rather, the Company believes that the presentation of results excluding certain unusual or infrequent items provides additional information to investors to facilitate the comparison of past and present operations, excluding items described below that the Company does not believe were indicative of its ongoing operations in the 13 and 52 weeks ended December 27, 2016 and December 29, 2015, respectively.

	For the 13 Weeks Ended		For the 52 Weeks Ended
	December 27, 2016	December 29, 2015	December 27, 2016	December 29, 2015
Operating profit, as reported (GAAP)	$70,680	$69,883	$239,763	$241,594
Operating margin, as reported (GAAP)	9.7%	10.1%	8.6%	9.0%

Refranchising loss (1)	—	5,376	9,072	17,108
Amounts reserved for certain legal matters	4,450	—	7,698	—
Operating profit, excluding certain items (Non-GAAP)	$75,130	$75,259	$256,533	$258,702
Operating margin, excluding certain items (Non-GAAP)	10.3%	10.9%	9.2%	9.6%

Net income, as reported (GAAP)	$44,010	$43,160	$145,574	$149,342
Refranchising loss (1)	—	5,376	9,072	17,108
Amounts reserved for certain legal matters	4,450	—	7,698	—
Tax impact of adjustments (2)	(1,526)	(1,969)	(3,501)	(6,330)
Net income, excluding certain items (Non-GAAP)	$46,934	$46,567	$158,843	$160,120

Diluted earnings per share, as reported (GAAP)	$1.92	$1.74	$6.18	$5.79
Impact of refranchising loss on diluted earnings per share	—	0.22	0.38	0.66
Impact of amounts reserved for certain legal matters on diluted earnings per share	0.20	—	0.33	—
Tax impact of adjustments	(0.07)	(0.08)	(0.15)	(0.24)
Diluted earnings per share, excluding certain items (Non-GAAP)	$2.05	$1.88	$6.74	$6.21

(1) Refranchising losses of $9.1 million recorded during the fifty-two weeks ended December 27, 2016 includes $7.0 million of charges for which the Company cannot currently realize the associated tax benefit.
(2) Represents the adjustment to the GAAP basis tax provision commensurate with the certain items excluded from net income.